UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2015

ARISTOCRAT GROUP CORP.

(Exact name of registrant as specified in its charter)

Nevada	0-55073	45-2801371
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6671 South Las Vegas Boulevard, Suite 210 Las Vegas, Nevada	89119
(address of principal executive offices)	(zip code)

702-761-6866

(registrant’s telephone number, including area code)

Not Applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 31, 2015, our Board of Directors appointed Chris Less as Interim Chief Executive Officer and President. Mr. Less will also serve as a director. Mr. Less has not been appointed to any committees of the Board as the Board does not presently have any committees.

Mr. Less, age 52, brings over twenty five years experience in consumer packaged goods, malt beverages and distribution, having previously been in charge of new business development, sales, marketing and merchandising at other beverage companies. From 2008 through 2011, Mr. Less was the high end brand manager for Silver Eagle Distributors. From 2011 through 2014, he was the region manager for Warsteiner USA. From 2015 until the present, he was director of sales and distribution for Big Bend Brewing Co. Mr. Less originally joined Aristocrat Group Corp. in November 2015 as general manager of its subsidiary, Top Shelf Distributing, LLC. Mr. Less holds a Bachelor of Science degree in Health Sciences and History from the University of North Alabama.

Mr. Less has a written employment agreement with the Company under which he is being paid $70,000 per year with quarterly bonuses of up to $7,500 for his services to the Company.

The Company has not entered into any transactions with Mr. Less described in Item 404(a) of Regulation S-K.

Mr. Less was not appointed pursuant to any arrangement or understanding between Mr. Less and any other person.

On the same date, Robert Federowicz resigned his position has chief executive officer (“CEO”) and sole director of Aristocrat Group Corp. (the “Company”). There was no disagreement between the Company and Mr. Federowicz at the time of his resignation from the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Aristocrat Group Corp.

Dated: January 7, 2016	/s/ Chris Less
Chris Less
Interim Chief Executive Officer